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                                 AMENDMENT NO. 2
                                       TO
                                RIGHTS AGREEMENT

                  THIS AMENDMENT NO. 2 TO RIGHTS AGREEMENT (this "Amendment") is entered into as of August 21, 2002 between HOST MARRIOTT CORPORATION, a Maryland corporation formerly known as HMC Merger Corporation (the "Company"), and THE BANK OF NEW YORK (the "Rights Agent").

                  WHEREAS, the Company and the Rights Agent are parties to a Rights Agreement, dated as of November 23, 1998, as amended by Amendment No. 1 to Rights Agreement, dated as of December 18, 1998 (as amended, the "Rights Agreement");

                  WHEREAS, for purposes of this Amendment, capitalized terms not otherwise defined herein shall have the respective meanings set forth in the Rights Agreement;

                  WHEREAS, in connection with the Company's recent negotiations with Marriott International, Inc. ("MII") concerning the ongoing relationships between the two companies, the Company and MII terminated the MII Purchase Right effective as of December 29, 2001;

                  WHEREAS, certain sections of the Rights Agreement pertain exclusively to the MII Purchase Right; and

                  WHEREAS, the Company and the Rights Agent desire to amend the Rights Agreement on the terms and conditions hereinafter set forth, so as to reflect the termination of the MII Purchase Right;

                  NOW, THEREFORE, in consideration of the premises and the mutual agreements herein set forth, the parties hereby agree as follows:

                  1.   Amendments to Section 1.  Section 1 of the Rights
                       -----------------------
Agreement is amended as follows:

                  (A) The text of paragraph (k) thereof is deleted in its entirety and replaced by the phrase "[Intentionally Omitted.]";

                  (B) The text of paragraph (p) thereof is deleted in its entirety and replaced by the following:

                        "(p) "Exempt Shares" shall mean, as to any Person, (i)
                  shares of Common Stock beneficially owned (without giving effect to the last sentence of Section 1(e)) by such Person that have been received by such Person pursuant to the Agreement and Plan of Merger dated as of November 23, 1998, by and among the Company, Host Marriott Corporation and Host Marriott L.P. (the "Merger Agreement"), in exchange for shares of common stock, par value $1.00 per share of Host Marriott Corporation ("HM Common Stock"), which such Person beneficially owned on February 3, 1989, and owned continuously thereafter until the Merger (as such term is defined in the Merger Agreement), (ii) shares of Common Stock which were acquired by such Person pursuant to a gift, bequest, inheritance or distribution from a trust or from a corporation


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                  controlled by such Person, where such shares of
                  Common Stock were Exempt Shares immediately prior to such acquisition and where such shares of Common Stock were beneficially owned (without giving effect to the last sentence of Section 1(e)) by such Person continuously after such acquisition, (iii) shares of Common Stock acquired by such Person as a result of a stock dividend, stock distribution or other recapitalization, in respect to Exempt Shares only, whereby any Common Stock received by such Person is substantially proportional to the amount of Common Stock owned by such Person prior to such transaction and where such Common Stock is beneficially owned (without giving effect to the last sentence of Section 1(e)) by such Person continuously thereafter, and (iv) shares of Common Stock acquired by such Person as a result of such Person becoming a Beneficial Owner (without giving effect to the last sentence of Section 1(e)) pursuant solely to clauses (ii) or (iii) of Section 1(e) by any other Person. For purposes of determining whether any shares of Common Stock are Exempt Shares pursuant to clauses
                  (i), (ii), (iii) or (iv) of this Section 1(p), any share of HM Common Stock that was held in "street" or "nominee" name at the effective time of the Merger (as such term is defined in the Merger Agreement) shall be presumed to have been acquired by the beneficial owner subsequent to February 3, 1989. This presumption shall be rebuttable upon presentation to the Company of satisfactory evidence that such share of HM Common Stock has had the same beneficial owner (without giving effect to the last sentence of Section 1(e)) on and continuously after February 3, 1989 until the Merger. Any disputes arising pursuant to this definition shall be definitively resolved by the Board, in its sole discretion."

                  (C) The text of paragraph (q) thereof is deleted in its entirety and replaced by the phrase "[Intentionally Omitted.]";

                  (D) The text of paragraph (t) thereof is deleted in its entirety and replaced by the phrase "[Intentionally Omitted.]"; and

                  (E) The text of paragraph (u) thereof is deleted in its entirety and replaced by the phrase "[Intentionally Omitted.]".

                  2.   Amendment to Section 3.  Section 3(e) of the Rights
                       -----------------------
Agreement is deleted in its entirety and replaced by the phrase "[Intentionally Omitted.]".

                  3.   Benefits. Nothing in the Rights Agreement, as amended by
                       ---------
this Amendment, shall be construed to give to any Person other than the Company, the Rights Agent and the registered holders of the Rights Certificates (and, prior to the Distribution Date, the registered holders of the Common Stock) any legal or equitable right, remedy or claim under the Rights Agreement, as amended by this Amendment; but the Rights Agreement, as amended by this Amendment, shall be for the sole and exclusive benefit of the Company, the Rights Agent and the registered holders of the Rights Certificates (and, prior to the Distribution Date, registered holders of the Common Stock).

                  4.   Descriptive Headings.  Descriptive headings of the
                       ---------------------
several Sections of this Amendment are inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof.


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                  5.   Governing Law.  This Amendment shall be deemed to be a
                       --------------
contract made under the laws of the State of Maryland and for all purposes shall be governed by and construed in accordance with the laws of such State.

                  6.   Other Terms Unchanged. The Rights Agreement, as amended
                       ----------------------
by this Amendment, shall remain and continue in full force and effect and is in all respects agreed to, ratified and confirmed hereby. Any reference to the Rights Agreement after the date first set forth above shall be deemed to be a reference to the Rights Agreement, as amended by this Amendment.

                  7.   Counterparts. This Amendment may be executed in any
                       -------------
number of counterparts. It shall not be necessary that the signature of or on behalf of each party appears on each counterpart, but it shall be sufficient that the signature of or on behalf of each party appears on one or more of the counterparts. All counterparts shall collectively constitute a single agreement. It shall not be necessary in any proof of this Amendment to produce or account for more than a number of counterparts containing the respective signatures of or on behalf of all of the parties.

                   [SIGNATURES APPEAR ON THE FOLLOWING PAGE.]

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                  IN WITNESS WHEREOF, the parties hereto have caused this
Amendment to be duly executed and attested, all as of the day and year first above written.

Attest:                                          HOST MARRIOTT CORPORATION

By:     /s/ David E. Reichmann                   By:   /s/ Donald D. Olinger
     -------------------------                        ------------------------
Name:   David E. Reichmann                       Name:   Donald D. Olinger
Title:  Assistant Secretary                      Title:  Senior Vice President


Attest:                                          THE BANK OF NEW YORK

By:   /s/ John Siversten                         By:   /s/ Eon Canzius
     ---------------------                            ------------------
Name:   John Siversten                           Name:   Eon Canzius
Title:  Vice President                           Title:  Vice President

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